NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial:	Lee Ahlstrom	713-624-9548
				Media:	James Bartlett	713-624-9354
Burlington Resources Web site: www.br-inc.com						BR0529
BURLINGTON RESOURCES ANNOUNCES QUARTERLY PERFORMANCE
Houston, Texas, Oct. 27, 2005 — Burlington Resources Inc. (NYSE: BR) today reported estimated income of $748 million during the third quarter of 2005, compared to $394 million during the same quarter of 2004. Earnings per diluted share were $1.96, up 96 percent from $1 per diluted share during the prior year’s third quarter. The increase resulted from higher commodity prices, increased equivalent production, share repurchases and an after-tax gain on the sale of Permian Basin Royalty Trust units of $0.19 per share.
Net cash provided by operating activities increased to $1,170 million from $930 million, and discretionary cash flow(1) increased to $1,175 million from $821 million during the prior year’s third quarter. Burlington also achieved an annualized return on capital employed(1) of 35 percent during the third quarter of 2005.
Total volumes increased 1 percent to 2,843 million cubic feet of natural gas equivalent per day (MMcfed) from 2,815 MMcfed during the third quarter of 2004. Natural gas production increased from Canada and the Bossier trend in East Texas, and oil production increased from the Cedar Creek Anticline and Bakken programs in North Dakota and Montana. Storm-related production curtailments and repairs caused volume decreases in South Louisiana and several adjacent areas, and in offshore China, while maintenance shutdowns of outside-operated pipelines and processing plants reduced production in the San Juan Basin. Volumes also decreased from Algeria’s MLN Field due to provisions in the production sharing contract that reduce Burlington’s share of production at certain oil price thresholds.
“Our company performed extremely well during a very turbulent quarter that will be remembered for the unprecedented commodity price volatility that resulted from the devastating hurricanes along the Gulf Coast,” said Bobby S. Shackouls, chairman, president and chief executive officer. “Burlington’s facilities sustained only minor damage and we are working to rapidly repair damaged facilities and restore the production that was curtailed. At the same time, we are helping our employees and neighbors affected by the storms recover from these tragic events, while reinvesting a substantial portion of our increased cash flow to bring more supply of natural gas to the North American market. Meanwhile, our operations in other areas are performing strongly. In the current overheated market for industry services, we continue to benefit from our focus in lower-cost areas such as the San Juan Basin, our large inventory of existing development projects and our ongoing efforts to mitigate cost increases.”
Production curtailments resulting from hurricanes Katrina and Rita, which peaked at 180 MMcfed, have now declined to approximately 30 MMcfed. Full restoration of the shut-in volumes will depend on the pace of repairs to producing facilities, resumption of industry pipeline and natural gas processing services and availability of local electrical power and other infrastructure.
Key operational events included two exploratory discoveries in the Bossier trend in East Texas, one of which is now onstream producing 8 MMcfed while the second has tested at 18 MMcfed with tests pending of several other prospective intervals. A sixth drilling rig was added under long-term lease in the San Juan Basin to accelerate development of the company’s large inventory there. Burlington also continued pursuing acquisitions in existing core areas during the quarter, increasing its year-to-date commitments to approximately $325 million for six transactions. These will add properties in the Barnett Shale and Cotton Valley trends in Texas and the San Juan Basin in New Mexico, while expanding Burlington’s interests in two existing producing blocks in Ecuador. Additionally, the sale of 8.4 million units (approximately one-third of Burlington’s holdings) in the Permian Basin Royalty Trust yielded gross proceeds of $129 million with an after-tax gain of $73 million.
During the quarter, Burlington repurchased about 3.7 million shares of its common stock for approximately $249 million, or $66.94 per share. The number of shares outstanding decreased during the quarter from approximately 381 million shares to 378 million shares. On Oct. 26, 2005, Burlington’s board of directors restored the company’s current share repurchase authorization level to $1 billion.
Natural gas production during the third quarter was 1,888 million cubic feet per day (MMcfd), compared to 1,906 MMcfd during the prior year’s third quarter. Natural gas liquids (NGLs) production was 66.1 thousand barrels per day (Mbd), compared to 66.5 Mbd during the prior year’s third quarter. Crude oil production increased by 9 percent to 93.0 Mbd, from 85.1 Mbd during the prior year’s third quarter.
Price realizations for natural gas increased to $7.19 per Mcf, from $5.29 per Mcf during the same quarter in 2004. Price realizations for NGLs increased to $34.69 per barrel, from $26.26 per barrel during the prior year’s third quarter. Crude oil price realizations increased to $55.86 per barrel, from $41.06 per barrel during the prior year’s third quarter.
2005 Outlook
Production — Burlington expects full-year 2005 production to average within the range of 2,840 MMcfed to 2,890 MMcfed. This guidance range includes the impact of weather-related production curtailments in several operating areas, and price-related international volume adjustments. The range assumes no volumes from the Rivers facility in the U.K.

	4th-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Gas (MMcfd)
U.S.	970	—	995	945	—	955
Canada	790	—	800	805	—	810
International	155	—	165	150	—	155

Total	1,915	—	1,960	1,900	—	1,920
Natural Gas Liquids (Mbd)
U.S.	41.0	—	43.0	42.0	—	43.0
Canada	23.0	—	25.0	24.0	—	24.5
International	0.0	—	0.0	0.0	—	0.0

Total	64.0	—	68.0	66.0	—	67.5
Crude Oil (Mbd)
U.S.	52.0	—	56.0	48.5	—	50.0
Canada	6.0	—	7.0	5.5	—	6.5
International	30.0	—	34.0	37.0	—	37.5

Total	88.0	—	97.0	91.0	—	94.0

Total Equiv. Prod. (MMcfed)	2,830	—	2,950	2,840	—	2,890

North American Natural Gas Hedges — As of Sept. 30, 2005, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price.

	4th-Q. 2005	1st-Q. 2006	2nd-Q. 2006
Costless collar volumes	449 MMcfd	416 MMcfd	105 MMcfd
Floor price	$6.33/Mcf	$7.69/Mcf	$8.29/Mcf
Ceiling price	$8.09/Mcf	$9.98/Mcf	$10.09/Mcf
Sell swap	11 MMcfd	4 MMcfd	4 MMcfd
Sales price	$4.32/Mcf	$4.82/Mcf	$4.45/Mcf
Additional information on North American natural gas hedging subsequent to the second quarter of 2006, as well as on natural gas hedging in the U.K. and crude oil hedging, is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.
Other 2005 Financial Parameters — Estimated expenses for the fourth quarter and full year are:

	4th-Q. 2005	Full-Year 2005
Operating costs	$0.66 to $0.69/Mcfe	$0.62 to $0.66/Mcfe
Administrative costs	$0.15 to $0.19/Mcfe	$0.19 to $0.22/Mcfe
Transportation expense	$0.48 to $0.52/Mcfe	$0.46 to $0.50/Mcfe
Depreciation, depletion & amortization	$1.22 to $1.27/Mcfe	$1.20 to $1.30/Mcfe
Interest expense	$68 MM to $72 MM	$270 MM to $290 MM
Exploration costs	$85 MM to $105 MM	$265 MM to $285 MM

In addition, Burlington anticipates an effective income tax rate of 33 to 37 percent for the full year of 2005. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.
A financial statement, as well as statistics and non-GAAP (generally accepted accounting principles) reconciliation tables, accompany this release.
Burlington will webcast a conference call to discuss its third-quarter earnings and results, as well as future operations, on Friday, October 28 at 8 a.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled “Q3 2005 Conference Call Info” and then selecting the resource desired.
Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1)	See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow and return on capital employed, as well as statements of why management believes these measures are useful information for investors.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)
Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Third Quarter		Nine Months
	2005	2004	2005	2004

Net cash provided by operating activities	$1,170	$930	$2,963	$2,474
Adjustments:
Working capital	49	(118)	188	9
Changes in other assets and liabilities	(44)	9	(53)	(25)

Discretionary cash flow	$1,175	$821	$3,098	$2,458

(a) GAAP — Generally Accepted Accounting Principles
Management believes that the Non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Net Debt to Total Capital Ratio
($ in Millions)
Below is a reconciliation of total debt to total capital ratio to net debt to total capital ratio.

	September 30, 2005	December 31, 2004

Total debt	$3,894	$3,889
Stockholders’ equity	8,031	7,011

Total capital	$11,925	$10,900

Total debt	$3,894	$3,889
Adjustment:
Less: Cash and cash equivalents	2,816	2,179

Net debt	$1,078	$1,710

Net debt	$1,078	$1,710
Stockholders’ equity	8,031	7,011

Total adjusted capital	$9,109	$8,721

Total debt to total capital ratio	33%	36%
Adjustment:
Less: Impact of cash and cash equivalents	21%	16%

Net debt to total capital ratio	12%	20%

(a) GAAP — Generally Accepted Accounting Principles
Total debt to total capital ratio is calculated by dividing total debt by total debt plus stockholders’ equity. Management believes that total debt to total capital ratio is useful to investors because it is helpful in determining a company’s leverage. Management also believes that since it has the ability to and may elect to use a portion of cash and cash equivalents to retire debt or incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating net debt to total capital (Non-GAAP).

Burlington Resources Inc.
Return on Capital Employed (ROCE) Annualized
Reconciliation of GAAP to Non-GAAP Measure
($ in Millions)

Net income (For the third quarter ended 9/30/05)	$2,993
Add: Interest expense after tax	188

Earnings before interest expense (after tax)	$3,181

	September 30, 2005	June 30, 2005	Average

Total debt (GAAP)	$3,894	$3,888	$3,891
Less: Cash and cash equivalents	2,816	2,385	2,600

Net debt (Non-GAAP)	1,078	1,503	1,291

Stockholders’ equity	8,031	7,397	7,714

Total capital net of cash and cash equivalents	9,109	8,900	9,005
Plus: Cash and cash equivalents	2,816	2,385	2,600

Total capital (GAAP)	$11,925	$11,285	$11,605

ROCE (GAAP)-9/30/05	27.4%
Impact of cash and cash equivalents	7.9%

ROCE (Non-GAAP)-9/30/05	35.3%

ROCE is defined as net income plus after-tax interest expense divided by average capital (total debt plus stockholders’ equity). Above is a reconciliation of ROCE calculated using net debt (total debt less cash and cash equivalents) in the average capital calculation (considered Non-GAAP) compared to ROCE calculated using total debt in average capital calculation.
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that since it has the ability to and may elect to use a portion of the cash and cash equivalents to retire debt, the debt balance has been reduced for cash and cash equivalents. Management also believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.
(Note: interest expense is taxed based on the company’s effective tax rate.)

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(In Millions, Except per Share Amounts)

Revenues	$1,953	$1,419	$5,215	$4,060

Costs and Other Income — Net
Taxes Other than Income Taxes	94	67	250	188
Transportation Expense	127	112	364	329
Operating Costs	176	152	490	426
Depreciation, Depletion and Amortization	325	284	975	831
Exploration Costs	65	55	183	177
Administrative	76	54	176	153
Interest Expense	70	71	210	211
(Gain)/Loss on Disposal of Assets	(117)	—	(117)	10
Other Expense (Income) — Net	18	(5)	21	19

Total Costs and Other Income — Net	834	790	2,552	2,344

Income Before Income Taxes	1,119	629	2,663	1,716
Income Tax Expense	371	235	907	589

Net Income	$748	$394	$1,756	$1,127

Basic Earnings per Common Share	$1.98	$1.00	$4.60	$2.87

Diluted Earnings per Common Share	$1.96	$1.00	$4.56	$2.84

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	Third Quarter		Year Ended
	2005	2004	2004	2003	2002
Sales Volumes
Gas (MMCF/Day)
U.S.	952	935	908	865	949
Canada	799	796	819	867	802
International	137	175	187	167	165

Worldwide	1,888	1,906	1,914	1,899	1,916

NGLs (MBBLS/Day)
U.S.	41.7	41.4	41.7	37.4	32.7
Canada	24.4	25.1	23.6	27.4	27.4

Worldwide	66.1	66.5	65.3	64.8	60.1

Oil (MBBLS/Day)
U.S.	50.7	39.3	37.2	29.3	35.4
Canada	6.5	5.0	5.5	5.1	7.8
International	35.8	40.8	42.5	12.1	5.9

Worldwide	93.0	85.1	85.2	46.5	49.1

Total Equivalent (MMCFE/D)	2,843	2,815	2,817	2,567	2,571

Average Realized Prices
Gas ($/MCF)
U.S.	$7.69	$5.28	$5.54	$4.87	$3.39
Canada	7.47	5.68	5.85	5.12	3.17
International	4.19	3.40	3.64	3.07	2.27

Combined including hedging	7.19	5.29	5.49	4.83	3.20
Hedging loss (gain)	0.19	(0.02)	0.01	0.09	(0.16)

Combined before hedging	$7.38	$5.27	$5.50	$4.92	$3.04

NGLs ($/BBL)
U.S.	$29.31	$24.19	$22.87	$18.42	$13.23
Canada	42.91	29.68	29.79	23.08	15.92

Combined	$34.69	$26.26	$25.38	$20.40	$14.46

Oil ($/BBL)
U.S.	$57.59	$37.15	$36.31	$28.08	$23.16
Canada	60.26	40.68	37.70	31.11	28.32
International	55.56	44.58	35.94	23.49	24.30

Combined including hedging	55.86	41.06	36.25	27.22	24.11
Hedging loss (gain)	1.79	1.51	0.99	0.09	(0.18)

Combined before hedging	$57.65	$42.57	$37.24	$27.31	$23.93